FOR IMMEDIATE RELEASE

CONTACT:
TAYLOR L. COLE, APR
M STRATEGIES INC. FOR PIZZA INN
214/741-2100 OR 972/333-4343
TAYLOR@MSTRATEGIESINC.COM
-------------------------


        PIZZA INN COMPARABLE STORE BUFFET SALES INCREASE IN THIRD QUARTER Improvement is the Result of Corporate Strategy and Unified Brand Vision

THE COLONY, TEXAS, April 12, 2006 -- Following seven consecutive quarters of declining comparable store buffet sales, Pizza Inn Inc. (NASDAQ: PZZI) announces a 1.1 percent increase in comparable buffet store sales for the fiscal quarter ending March 26, 2006. The company attributes these results to its new consumer positioning and supporting marketing plan, both implemented by the new Pizza Inn management team.

Last year, Pizza Inn conducted a brand study to clarify operational issues and opportunities, define customer expectations, and create a design direction for Pizza Inn's store re-imaging. In January, the company implemented a strategic marketing plan and set a course for its new brand strategy.

"Pizza Inn's 2006 marketing plan takes an entirely new approach to improving comparable store sales by focusing on the brand's competitive strengths," said TIM TAFT, PRESIDENT AND CEO OF PIZZA INN. "Just a little more than 90 days ago we implemented this strategic plan, and today we are already seeing encouraging results. Likewise, we are seeing the impact of the trust and confidence our franchise partners have in the new direction. They are reengaging and working with Pizza Inn corporate toward one common objective. We believe we are well on our way toward improving the overall operating performance of the company, however, much work remains."

Pizza Inn will host its national Franchise Convention & Supplier Exhibition on April 30 - May 3, 2006, in Frisco, Texas, where long-term growth objectives and sales-building programs will be presented. The company also plans to announce financial results for the third quarter of fiscal 2006 in early May.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, commodity, insurance and labor costs.

PIZZA INN, INC. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 378 restaurants and owns five restaurants with annual chain-wide sales of approximately $155 million.